Exhibit 10.4

COMMUNITY BANK SYSTEM, INC.

RESTORATION PLAN

Effective as of June 1, 2018

COMMUNITY BANK SYSTEM, INC.

RESTORATION PLAN

EXHIBIT A - PARTICIPATION AGREEMENT

EXHIBIT B - BENEFICIARY DESIGNATION

COMMUNITY BANK SYSTEM, INC.

RESTORATION PLAN

PREAMBLE

The Board of Directors of Community Bank System, Inc. adopted this non-qualified deferred compensation plan for a select group of management and highly compensated employees of Community Bank, N.A. and participating affiliated employers, to be effective as of June 1, 2018.

The general purpose of this Plan is to provide non-qualified deferred compensation benefits to selected employees whose benefits under tax-qualified retirement plans are restricted by the Internal Revenue Code Section 401(a)(17) limitation on compensation that may be taken into account under tax-qualified plans.

ARTICLE I
DEFINITIONS

When used herein, the following words shall have the meanings set forth below, unless the context clearly indicates otherwise:

1.01       Account shall mean the special unfunded bookkeeping account maintained by or for a Participating Employer to record the interest of a Participant in accordance with Article III.

1.02       Beneficiary shall mean the individual designated by a Participant in accordance with Section 3.09 to receive the unpaid balance of the Participant’s benefit under this Plan following the Participant’s death.

1.03       401(k) Plan shall mean the Community Bank System, Inc. 401(k) Employee Stock Ownership Plan, as amended from time to time. To the extent necessary to carry out the purposes of this Plan, the terms of the 401(k) Plan are hereby incorporated by reference.

1.04       401(k) Plan Compensation shall mean “Compensation” as defined in the 401(k) Plan.

1.05       Participant shall mean a highly compensated or management employee of a Participating Employer who satisfies the eligibility and participation requirements of Article II.

1.06       Participating Employer shall mean Community Bank System, Inc., Community Bank, N.A., and any other affiliate or subsidiary of Community Bank System, Inc. that adopts this Plan pursuant to Section 6.09.

1.07       Participation Agreement shall mean the written agreement between the Participating Employer and a Participant, in the form attached as Exhibit A of the Plan (or in such other form, including electronic form, as the Plan Administrator shall determine), which sets forth such terms and conditions determined by the Plan Administrator to be appropriate and consistent with the terms and purposes of the Plan.

1.08       Pension Plan shall mean the Community Bank System, Inc. Pension Plan, as amended from time to time. To the extent necessary to carry out the purposes of this Plan, the terms of the Pension Plan are hereby incorporated by reference.

1.09       Pension Plan Compensation shall mean “Compensation” as defined in the Pension Plan.

1.10       Plan shall mean the Community Bank System, Inc. Restoration Plan, as set forth in this document which may be amended from time to time.

1.11       Plan Administrator shall mean the Senior Vice President and Chief Human Resources Officer of Community Bank, N.A., or such other person or entity designated by the Chief Executive Officer of Community Bank, N.A. to carry out the administration of the Plan.

1.12       Plan Year shall mean the calendar year; provided that the first Plan Year shall begin on June 1, 2018 and end on December 31, 2018.

ARTICLE II
ELIGIBILITY AND PARTICIPATION

2.01       Eligibility. An employee of a Participating Employer is eligible to participate in this Plan if the employee: (a) is a management or highly compensated employee of the Participating Employer, (b) is designated by the Plan Administrator as an employee eligible to participate in this Plan, (c) has his or her participation in the Plan approved by the Compensation Committee of the Board of Directors of Community Bank System, Inc., and (d) enters into a Participation Agreement with his or her Participating Employer.

2.02       Participation Agreements. An eligible employee shall become a Plan Participant upon the later of (i) the date the employee executes a Participation Agreement, or (ii) the eligibility date provided in such Participation Agreement.

ARTICLE III
DEFERRED COMPENSATION BENEFIT

3.01       Accounts. Each Participating Employer shall maintain a separate Account and other appropriate records for each of its employees who is a Participant in this Plan. Accounts shall be credited (increased) and debited (decreased) in accordance with this Article III.

3.02       Initial Restoration Credit. As of the effective date of a Participant’s initial participation in the Plan, the Participant’s Participating Employer shall credit the Participant’s Account with such initial contribution/credit as may be designated in the Participant’s Participation Agreement. Although not limited to such purpose, the primary purpose of an initial restoration credit is to reflect restoration credits that might have been made on behalf of the Participant if his or her participation in the Plan was effective as of a date that is earlier than the date determined pursuant to Section 2.02. Not all Participants will be entitled to an initial contribution/credit and initial contribution/credit amounts (if any) need not be uniform.

3.03       Annual Pension Restoration Credit. As of the close of each Plan Year, the Participant’s Participating Employer shall credit the Participant’s Account with an amount equal to the excess of (a), minus (b), where (a) and (b) are defined as follows:

(a)       The amount of the “Service Credit” that would have been earned by the Participant under the terms of the Pension Plan for the Participant’s service during the Plan Year if the amount of the Participant’s Pension Plan Compensation that is taken into account under the terms of the Pension Plan for the Plan Year was not limited by Internal Revenue Code section 401(a)(17).

(b)       The amount of the Service Credit actually earned by the Participant under the terms of the Pension Plan for the Participant’s service during the Plan Year.

3.04       Annual 401(k) Plan Restoration Credit. As of the close of each Plan Year, the Participant’s Participating Employer shall credit the Participant’s Account with an amount equal to the product of (a) 4.5 percent (0.045), times (b) the portion of the Participant’s 401(k) Plan Compensation for the Plan Year that exceeds the limitation imposed on 401(k) Plan Compensation pursuant to Internal Revenue Code section 401(a)(17); provided, however, that a Participant’s Account shall be credited in accordance with this Section 3.04 only if the Participant maintains (for the applicable Plan Year) an election to make the maximum elective deferral contribution that the Participant is permitted to make to the 401(k) Plan under Internal Revenue Code Section 402(g).

3.05       Earnings. As of the close of each Plan Year, the Participant’s Account shall be increased by the product of (a) the total amount credited to the Participant’s Account as of the last day of the Plan Year, times (b) the discount rate applied by Community Bank System, Inc. (for financial statement disclosure purposes) to determine the value of its aggregate liability under the Pension Plan as of the first day of such Plan Year. (For example, the discount rate to be used under this Plan to calculate the earnings credit to be applied for the Plan Year ending December 31, 2019 shall be the discount rate applied by Community Bank System, Inc. to determine the value of its aggregate liability under the Pension Plan as of January 1, 2019.) Earnings for a Participant’s first and last Plan Year of participation shall be prorated, based on the Participant’s complete months of participation in such Plan Years.

3.06       Account Reduction. Notwithstanding any other term or provision of the Plan (including, without limitation, Section 4.01), each Participant’s Account balance under this Plan shall be reduced by such amount that the Plan Administrator determines is payable to the Participant under the Pension Plan and attributable to the Participant’s participation in this Plan. The reduction described in the preceding sentence shall be applied as of the earlier of (a) the date as of which benefits are first paid to or on behalf of the Participant pursuant to the Pension Plan, or (b) the date as of which benefits are first paid to or on behalf of the Participant pursuant to this Plan. In no event shall a Participant be entitled to receive a benefit under this Plan that duplicates a benefit that has been paid or will be paid under the Pension Plan.

3.07       Payments of Account Balances.

(a)       Amounts held in a Participant’s Account shall be paid or payments shall commence on the last day of the month that follows (i) the month during which the Participant separates from service with the Participating Employer, or (ii) in the case of a “specified employee” (as defined in Internal Revenue Code Section 409A), six months after the Participant’s separation from service with the Participating Employer.

(b)       Payments pursuant to this Section 3.07 shall be made in the number of installments (one, three, five or eleven) designated by the Participant in the Participant’s Participation Agreement, on or commencing on the date determined pursuant to Section 3.07(a). The amount of each installment shall equal the product of (i) the then current balance credited to the Participant’s Account (including earnings), times (ii) a fraction, the numerator of which is one and the denominator of which is the number of unpaid installments. Installment payments due after the initial installment shall be paid on each applicable annual anniversary of the initial payment date. For purposes of Internal Revenue Code Section 409A, the right to receive installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments. Notwithstanding the foregoing payment terms, if a Participant dies prior to the date the Participant’s Account balance has been paid in full, the then current Account balance shall be increased for earnings through the date of death and the adjusted Account balance shall be paid to the Beneficiary in a single lump-sum payment within 90 days following the date of the Participant’s death.

3.08       Cash-Out of Small Balances. If the balance of a Participant’s Account is not greater than the applicable dollar amount in effect under Internal Revenue Code Section 402(g)(1)(B) at the time a payment is due under the Plan, payment of the entire amount may be accelerated for administrative convenience as determined by the Plan Administrator in its sole discretion. An accelerated payment pursuant to this Section shall be made only if the Plan Administrator’s exercise of discretion is evidenced in writing, no later than the date of such payment, and the payment results in the complete termination and liquidation of the Participant’s interest in the Plan and in all other similar nonqualified deferred compensation arrangements maintained by any Participating Employer (or any affiliated company) in which the Participant has an interest.

3.09       Beneficiaries.

(a)       Payments of Plan benefits shall be made to the Participant if living, and if not, to the Participant’s Beneficiary. A Participant may designate a Beneficiary and a contingent Beneficiary upon becoming a Participant, and may change such designations at any time, by filing with the Plan Administrator a written designation in the form attached as Exhibit B (or in such other form, including electronic form, as the Plan Administrator shall determine).

(b) If upon the death of a Participant no valid designation of a Beneficiary is on file with the Plan Administrator, or the benefit is not claimed by any Beneficiary within a reasonable period of time after the death of the Participant, the benefit shall be paid in the following order of priority: (i) the Participant’s surviving spouse; (ii) the Participant’s surviving children, including adopted children, in equal shares; or (iii) the Participant’s estate.

3.10       Missing Participants. If by the 15th day of the sixth calendar month following the date of a payment specified under the Plan, the Participating Employer is unable to locate a Participant who is entitled to a benefit under the Plan after the Participating Employer has made a diligent effort to locate the Participant, the Participating Employer, in its sole and absolute discretion, may forfeit the Participant’s benefit under the Plan, and no Participating Employer shall have any further obligation under this Plan with respect to that Participant.

3.11       Forfeiture. Notwithstanding any other term or provision in the Plan, a Participant shall immediately cease to be a participant in the Plan and shall immediately forfeit his or her entire unpaid Account balance in the Plan, if the Participant’s employment with a Participating Employer is terminated by the Participating Employer for “cause.” For this purpose, “cause” shall mean any act of dishonesty or fraud, acts of moral turpitude, or the commission of a felony.

ARTICLE IV
AMENDMENT AND TERMINATION

4.01       Amendment and Termination. Community Bank System, Inc. intends to maintain the Plan until all benefit payments are made pursuant to the Plan. However, Community Bank System, Inc. reserves the right to amend or terminate the Plan at any time. Any such amendment or termination shall be made pursuant to resolutions of the Board of Directors of Community Bank System, Inc. No amendment or termination of the Plan shall directly or indirectly deprive any Participant of any portion of any benefit which has accrued prior to the effective date of the resolution amending or terminating the Plan. Any benefit payments on account of the Plan termination shall be made in accordance with the plan termination provisions of Internal Revenue Code Section 409A, as more fully described in Sections 4.01(a) and (b) below. Notwithstanding any other provision in the Plan to the contrary, the Plan shall terminate automatically upon the final payment of all amounts payable hereunder.

(a)       If this Plan is terminated prior to, and not on account of, a change in control (as defined in Internal Revenue Code Section 409A), then (i) all agreements, methods, programs, and other arrangements sponsored by the affected Participating Employer that would be aggregated under the plan aggregation rules of Internal Revenue Code Section 409A (the “Aggregated Plans”) shall be terminated and liquidated, (ii) all Participants shall receive all amounts of compensation deferred under the terminated Plan and all Aggregated Plans after 12 months after the date the Participating Employer irrevocably takes all necessary actions to terminate the Plan and all Aggregated Plans, other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred, (iii) all Participants shall receive all amounts of compensation deferred under the terminated Plan and all Aggregated Plans within 24 months after the date the Participating Employer irrevocably takes all necessary actions to terminate the Plan and all Aggregated Plans, and (iv) the Participating Employers may not adopt a new plan that would be aggregated under the plan aggregation rules of Internal Revenue Code Section 409A within three years of the date the Participating Employer irrevocably takes all necessary actions to terminate the Plan and all Aggregated Plans.

(b)       If this Plan is terminated on account of a change in control (as defined in Internal Revenue Code Section 409A) within 30 days preceding or 12 months following the change in control, then (i) all Aggregated Plans immediately after the change in control shall be terminated and liquidated with respect to each Plan Participant who experienced the change in control, and (ii) all affected Participants shall receive all amounts of compensation deferred under the terminated Plan and all Aggregated Plans within 12 months of the date the Participating Employer irrevocably takes all necessary action to terminate the Plan and all Aggregated Plans.

4.02       Successors. This Plan shall inure to the benefit of and be binding upon the successors and assigns of each Participating Employer. Each Participating Employer shall use its reasonable efforts to ensure that any successor to such Participating Employer adopts, and agrees to be bound by, the Plan.

ARTICLE V
CLAIMS PROCEDURE

5.01       Written Request. A Participant or Beneficiary seeking unpaid Plan benefits must submit a written request for benefits to the Plan Administrator.

5.02       Notice of Denial. If a request for benefits is wholly or partially denied, notice of the denial, prepared in accordance with Section 5.03, shall be furnished to the claimant within a reasonable period of time, not to exceed 90 days, after receipt of the request by the Plan Administrator, unless special circumstances require an extension of time for processing the request. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date on which the Plan Administrator expects to render a decision.

5.03       Content of Notice. The Plan Administrator shall provide every claimant whose request for benefits is denied a written notice setting forth, in a manner calculated to be understood by the claimant, the following:

(a)       a specific reason or reasons for the denial;

(b)       specific references to the pertinent Plan provisions upon which the denial is based;

(c)       a description of any additional material or information necessary for the claimant to perfect the request and an explanation of why such material or information is necessary; and

(d)       an explanation of the Plan’s review procedures (set forth below), including the time limits applicable to such procedures and a statement of the claimant’s right to commence a civil action under Section 502(a) of the Employee Retirement Income Security Act following an adverse benefit determination on review.

5.04       Review Procedure. The purpose of the review procedure set forth in this Section and Section 5.05 is to provide a procedure by which a claimant under the Plan may have a reasonable opportunity to appeal a denial of a request for benefits to the Plan Administrator for a full and fair review. To accomplish that purpose, the claimant (or the claimant’s duly authorized representative) may:

(a)       upon request, and free of charge, receive reasonable access to, and copies of, all pertinent Plan documents, records, and other information relevant to the claim; and

(b)       submit issues and comments in writing plus any documents, records or other information relevant to the claim.

A claimant (or the claimant’s duly authorized representative) may request a review of the denial of a claim for benefits by filing a written application for review with the Plan Administrator at any time within 60 days after receipt by the claimant of written notice of the denial of the claimant’s request for benefits. The review will take into account all comments, documents, records, and other information submitted by or on behalf of the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

5.05       Decision on Review. A decision on review of a denied request for benefits shall be made in the following manner:

(a)       The decision on review shall be made by the Plan Administrator. The Plan Administrator shall make a decision promptly, but not later than 60 days after receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If such an extension of time for review is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension.

(b)       The decision on review shall be in writing and shall be written in a manner calculated to be understood by the claimant. If the benefit determination is adverse, the notice will include: (i) the specific reason(s) for the adverse determination; (ii) specific references to the pertinent Plan provisions upon which the determination is based; (iii) a statement of the claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim; and (iv) a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

ARTICLE VI
MISCELLANEOUS

6.01       No Effect on Employment Rights. Nothing contained in this Plan shall confer upon any Participant the right to be retained in the service of any Participating Employer nor limit the right of a Participating Employer to discharge or otherwise deal with the Participant without regard to the existence of the Plan.

6.02       Funding.

(a)       The Plan, at all times, shall be entirely unfunded for income tax purposes and for purposes of the Employee Retirement Income Security Act. No provision shall be made at any time with respect to segregating any assets of any Participating Employer for the payment of any benefits hereunder.

(b)       No Participant or Beneficiary shall have any interest in any particular assets of any Participating Employer by reason of the right to receive a benefit under this Plan, and any such Participant or Beneficiary shall have only the rights of an unsecured general creditor solely of the Participating Employer that employees or employed such Participant with respect to any rights under the Plan.

(c)       Nothing contained in the Plan shall constitute a guarantee by any Participating Employer or any entity or person that the assets of the Participating Employer will be sufficient to pay any benefit hereunder. Further, no Participating Employer shall have any liability or responsibility for the payment of any benefits under this Plan to or on behalf of Participants who are or were employed by any other Participating Employer.

(d)       Notwithstanding the foregoing of this Section 6.02, each Participating Employer may establish or participate in a grantor trust (commonly referred to as a “rabbi trust”) to provide the Participating Employer with a source of assets to assist the Participating Employer in satisfying its liabilities under this Plan. To the extent consistent with Internal Revenue Code Section 409A, each Participating Employer shall contribute to the trust such cash and/or property that the Participating Employer shall deem necessary and appropriate to satisfy its obligations under this Plan. The establishment and maintenance of the trust shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation to a select group of the management and highly compensated employees.

6.03       Withholding. Amounts credited, and benefit payments made, pursuant to the Plan shall be subject to withholding for income, FICA and other employee payroll and employment taxes, withholding taxes, or other similar taxes that the Participating Employer may be required by law to withhold.

6.04       Spendthrift Provision. No benefit payable under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge prior to actual receipt thereof by the payee. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void. No Participating Employer shall be liable in any manner for or subject to the debts, contracts, liabilities, or torts of any person entitled to any benefit under this Plan.

6.05       Administration.

(a)       The Plan Administrator shall be responsible for the general operation and administration of the Plan and for carrying out its provisions. Notwithstanding the foregoing sentence, the Plan Administrator may delegate to employees of any Participating Employer responsibility for such administrative duties as the Plan Administrator may deem necessary or appropriate. The Plan Administrator also may engage such actuaries, accountants, record keepers, counsel or other persons to perform such services with respect to the Plan as the Plan Administrator may deem necessary or appropriate.

(b)       The Plan Administrator shall have the authority and discretion to construe, interpret and apply all the terms and provisions of the Plan, including any uncertain or disputed terms or provisions of the Plan. All actions and decisions of the Plan Administrator, including any exercise of the Plan Administrator’s authority and discretion to construe, interpret and apply uncertain or disputed terms or provisions of the Plan, shall be binding and conclusive upon each Participating Employer, Participant, Beneficiary, and claimant. All actions and decisions of the Plan Administrator shall be given deference in all courts of law and no such action or decision shall be overturned or set aside by any court of law unless found to be arbitrary and capricious, or made in bad faith.

6.06       Disclosure. Each Participant shall be entitled to receive a copy of the Plan.

6.07       Governing Law. The Plan is established under, and shall be governed and construed according to, the laws of the State of New York, to the extent such laws are not preempted by federal law. In addition, the Plan and each Participation Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the Participating Employers’ intentions that the Plan satisfy the applicable requirements of Internal Revenue Code Section 409A and that amounts paid pursuant to the Plan shall not be subject to the premature income tax recognition or adverse tax provisions of Internal Revenue Code Section 409A. Accordingly, by way of example and not limitation, (a) the phrase “termination of employment” (and similar terms and phrases) shall be construed to mean “separation from service” within the meaning of Internal Revenue Code Section 409A, and (b) distributions of benefits payable following a Participant’s termination of employment shall commence as of the date required by the Plan or, if later, the earliest date permitted by Internal Revenue Code Section 409A (generally six months after separation, if the Participant is a “specified employee” within the meaning of Internal Revenue Code Section 409A).

6.08       Severability. If one or more provisions of the Plan, or any part thereof, shall be determined by a court of competent jurisdiction to be invalid or unenforceable, then the Plan shall be administered as if such invalid or unenforceable provision had not been contained in the Plan. The invalidity or unenforceability of any Plan provision, or any part thereof, shall not affect the validity and enforceability of any other Plan provision or any part thereof.

6.09       Adoption of Plan by Affiliates. Any affiliate or subsidiary of Community Bank System, Inc. may participate in this Plan, with the consent of the Board of Directors of Community Bank System, Inc., provided that the participating entity shall not have authority to amend the Plan. A participating entity shall be deemed to have delegated authority to administer the Plan to the Plan Administrator and shall execute such documents that the Plan Administrator shall deem necessary or appropriate.

Community Bank System, Inc. caused this Plan to be executed by its duly authorized officer to be effective as of June 1, 2018.

Dated: May 21, 2018	COMMUNITY BANK SYSTEM, INC.

	By:	/s/ Bernadette R. Barber
Bernadette R. Barber Senior Vice President and Chief HR Officer

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